                                   EXHIBIT 1

                           STOCK PURCHASE AGREEMENT


          This Agreement is executed and effective this 25th day of June, 1999, by and between Stephen M. Case (the "Buyer"), and The Harry and Jeanette Weinberg Foundation, Inc., a Maryland corporation (the "Foundation") and 300 Corporation, a Maryland corporation ("300 Corp.") (collectively, the "Sellers").

                                   RECITALS:

          A. The Sellers own 292,256 shares (the "Shares") of common stock of Maui Land & Pineapple Company, Inc., a Hawaii corporation (the "Company"), which represents approximately 4.07% of the outstanding shares of the Company's common stock; and

          B. The Sellers desire to sell, and the Buyer desires to purchase, all of the Shares upon and subject to the terms set forth below.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Sellers and the Buyer agree as follows:


                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES
                          ---------------------------

          1.1  Purchase of the Shares from the Sellers. On the terms and
               ---------------------------------------
subject to the conditions set forth herein, the Sellers shall sell to the Buyer, and the Buyer shall purchase from the Sellers, all of the Shares.

          1.2  Purchase Price. In consideration for the Shares, the Buyer shall
               --------------
pay the Sellers the sum of Three Million Eight Hundred Seventy Two Thousand Three Hundred Ninety Two and No/100 Dollars ($3,872,392.00)(the "Purchase Price"), which represents a price of $13.25 per share, in cash or immediately available funds at Closing (as defined herein).


                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                 ---------------------------------------------

          The Sellers hereby represent and warrant to the Buyer as follows:

          2.1  Authorized Capital Stock. Based solely on the Company proxy
               ------------------------
statement dated April 2, 1999, the number of issued and outstanding shares of common stock of the Company as of March 8, 1999, is 7,188,500, and the Shares represent approximately 4.07% of the Company's issued and outstanding shares of common stock. To the Sellers' knowledge, the information set forth in the Company's proxy statement dated April 2, 1999 regarding the number of outstanding shares on a fully diluted basis is correct. The Shares have been duly authorized and validly issued and are fully paid and nonassessable.

          2.2  Ownership of Shares. The Sellers own the Shares free and clear
               -------------------
of any and all covenants, conditions, restrictions, voting trust arrangements, pledges, liens, security interests, charges, encumbrances, options and adverse claims or rights whatsoever. The Shares constitute all of the shares of common stock of the Company owned by the Sellers.
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          2.3  Organization. Each of the Sellers is a corporation duly
               ------------
organized, validly existing and in good standing under the laws of the State of Maryland.

          2.4  Authority. Each of the Sellers has full corporate power and
               ---------
authority to execute, deliver and perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Sellers.

          2.5  Enforceability. This Agreement has been duly executed and
               --------------
delivered by the Sellers and constitutes a legal, valid and binding obligation of the Sellers, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally or the application of general principles of equity, regardless of whether in a proceeding at law or in equity.

          2.6  No Conflict or Breach. The execution, delivery and performance
               ---------------------
of this Agreement and the consummation by the Sellers of the transactions contemplated hereby will not conflict with, result in a breach of, or constitute a default under or violation of any of the terms, conditions or provisions of:
(i) any note, mortgage, agreement or other instrument or obligation to which the Foundation or 300 Corp. is a party or by which the Foundation or 300 Corp. or the Shares may be bound or subject, (ii) any judgment, order, writ, injunction or decree of any court or governmental authority applicable to the Foundation or 300 Corp. or the Shares, (iii) the Articles of Incorporation, Bylaws or other governing documents of the Foundation or 300 Corp.; or (iv) any law, statute, order, rule or regulation of any governmental authority applicable to the Foundation or 300 Corp. or the Shares.

          2.7  Consents. No consent or approval of, or declaration, filing or
               --------
registration with, any non-governmental third party or any governmental authority is required to permit the execution, delivery and performance of this Agreement by the Sellers or the consummation of the transactions contemplated hereby, other than the consents and approvals set forth in Section 4.2.

          2.8  No Broker or Finder. The Sellers have not had any discussions
               -------------------
with, negotiated with, been represented by or employed any broker or finder or incurred any liability for any brokerage fees, commission or finder's fees to any individual or entity in connection with this Agreement or any of the transactions contemplated hereby.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                  -------------------------------------------

          The Buyer hereby represents and warrants to the Sellers the following:

          3.1  Enforceability. This Agreement has been duly executed and
               --------------
delivered by Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against him in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally or the application of general principles of equity, regardless of whether in a proceeding at law or in equity.

          3.2  No Conflict or Breach. The execution, delivery and performance
               ---------------------
of this Agreement and the consummation by the Buyer of the transactions contemplated hereby will not conflict with, result in a breach of, or constitute a default under or violation of any of the terms, conditions or provisions of:
(i) any note, mortgage, agreement, or other instrument or obligation to which the Buyer is a party or by which the Buyer may be bound, (ii) any judgment, order, writ, injunction or decree of any court or governmental authority applicable to the Buyer, or (iii) any law, statute, order, rule or regulation of any governmental authority applicable to the Buyer.

          3.3  No Broker or Finder. The Buyer has not had any discussions with,
               -------------------
negotiated with, been represented by or employed any broker or finder or incurred any liability for any brokerage fees, commission or finder's fees to any individual or entity in connection with this Agreement or any of the transactions contemplated hereby, other than Hambrecht & Quist LLC.


                                  ARTICLE IV

                             PRE-CLOSING COVENANTS
                             ---------------------

          4.1  Consents and Approvals.
               ----------------------

          (a) The Sellers and the Buyer shall cooperate and exercise their best efforts to obtain, as quickly as reasonably possible, all necessary consents and approvals necessary to consummate the transactions contemplated hereby, including the approval of the Buyer's acquisition of the Shares pursuant to the Hawaii Control Share Acquisition statutes, Hawaii Revised Statutes Section 415-171 and 415-172 (the "CSA"), and Section 269-17.5, Hawaii Revised Statutes (the "PUC Law"), and such other consents as may be necessary to effectuate the transactions contemplated hereby.

          (b) The Buyer shall file, as quickly as reasonably possible and in no event later than 7 days after the date hereof, the information statement required under the CSA with respect to the proposed acquisition, and shall not request an extension of the period within which the meeting of the shareholders must be held under the CSA.

          (c) If required by law, the Buyer and Seller shall file, as quickly as reasonably possible and in no event later than 7 days after the date hereof, the notification reports required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR") and exercise best efforts to obtain early termination of the waiting period. The Buyer shall be solely responsible for payment of the HSR notification report filing fee, if applicable.

          (d) The Buyer shall file, or cause the Company to file, as quickly as reasonably possible and in no event later than 7 days after the date hereof, an application with the Hawaii Public Utilities Commission, for approval of the proposed acquisition pursuant to the PUC Law.

          4.2  Sellers' Rights Retained. Nothing herein shall be construed or is
               ------------------------
intended to give the Buyer any voting or investment power over or beneficial ownership of the Shares prior to Closing. The Sellers shall retain all rights to receive any dividends declared by the Company prior to the Closing and all voting power represented by the Shares.


                                   ARTICLE V

                   CONDITIONS TO BUYER'S OBLIGATION TO CLOSE
                   -----------------------------------------

          The obligations of the Buyer to complete the Closing under this Agreement are subject to the fulfillment of the following conditions:

          5.1  Accuracy of Representations and Warranties. The representations
               ------------------------------------------
and warranties of the Sellers shall be true, correct and complete as of the date of this Agreement and as of the date of the Closing.

          5.2  Performance of Obligations. The Sellers shall have performed all
               --------------------------
the obligations required to be performed by the Sellers at or prior to the Closing.

          5.3  No Action or Proceeding. No action or proceeding shall have been
               -----------------------
brought or threatened to prevent, or to seek damages by reason of, the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby. No governmental authority shall have claimed that any transaction contemplated hereby constitutes a violation of any law, rule or regulation, or gives rise to liability on the part of the Buyer.

          5.4  Certain Approvals. The acquisition of the Shares by the Buyer
               -----------------
shall have been approved in accordance with the requirements of the CSA and the PUC Law, and all other consents and approvals necessary to consummate the transactions contemplated hereby shall have been received by the Buyer. If applicable, the waiting period imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder shall have expired or been terminated.

          5.5  Absence of Change. Between the date hereof and the Closing:
               -----------------

          (a) There shall be no material change made to the Company's Articles of Incorporation or Bylaws, which would, in the reasonable exercise of the Buyer's judgment, adversely affect the Buyer's rights as the owner of the Shares or the value of the Shares, except as agreed by the Buyer;

          (b) There shall be no material change in the number of issued and outstanding shares of the Company on a fully diluted basis and no material change in the capital structure of the Company; and

          (c) There shall be no material adverse change in the financial condition, results of operations, assets, liabilities, prospects or business of the Company, and no event or condition shall occur which materially affects the financial condition, results of operations, prospects, assets, liabilities or business of the Company in an adverse manner.

          5.6  Harry Weinberg Family Foundation Shares. The Buyer shall have
               ---------------------------------------
purchased all of the shares of the Company's common stock held by the Harry Weinberg Family Foundation, Inc., a Maryland corporation.


                                  ARTICLE VI

                  CONDITIONS TO SELLERS' OBLIGATION TO CLOSE
                  ------------------------------------------

          The obligation of the Sellers to complete the Closing under this Agreement is subject to fulfillment to the following conditions:

          6.1  Accuracy of Representations and Warranties. The representations
               ------------------------------------------
and warranties of the Buyer shall be true, correct and complete as of the date of this Agreement and as of the date of the Closing.

          6.2  Performance of Obligations. The Buyer shall have performed all
               --------------------------
the obligations required to be performed by the Buyer at or prior to the Closing.

          6.3  No Action or Proceeding. No action or proceeding shall have been
               -----------------------
brought or threatened to prevent, or to seek damages by reason of, the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby; no governmental authority shall have claimed that any transaction contemplated hereby constitutes a violation of any law, rule or regulation, or gives rise to liability on the part of the Sellers.

          6.4  Certain Approvals. The acquisition of the Shares by the Buyer
               -----------------
shall have been approved in accordance with the requirements of the CSA and PUC Law. If applicable, the waiting period imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder shall have expired or been terminated.


                                  ARTICLE VII

                                    CLOSING
                                    -------

          7.1  Place and Time.
               --------------

          (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place within ten (10) days after the date when all of the consents and approvals necessary to consummate the subject transactions have been obtained, or such later date as may be mutually agreed upon by the parties (the "Closing Date"); provided that the Closing shall occur no later than October 31, 1999. If the Closing does not occur by October 31, 1999, either party shall have the right to terminate this Agreement by delivery of written notice of termination to the other party, if the party delivering such notice is not in breach of its obligations under this Agreement as of the date of delivery of such notice.

          (b) The Closing shall occur at the offices of Hambrecht and Quist, LLC ("H&Q"), One Bush Street, San Francisco, California 94104, or such other place as is mutually agreed upon by the parties.

          7.2  Delivery by the Sellers. At the Closing, the Sellers shall
               -----------------------
deliver the following documents to the Buyer:

          (i) A certificate representing all of the Shares, free and clear of liens or encumbrances, duly endorsed in blank for transfer;

          (ii) Certificates of good standing for the Sellers issued on a recent date by the Secretary of the State of Maryland;

          (iv) Any other documents or instruments reasonably required to be delivered by the Sellers to consummate the transactions contemplated hereby.

          7.3  Delivery by the Buyer. At the Closing, the Buyer shall deliver to
               ---------------------
the Sellers:

          (i)  The Purchase Price as set forth in Section 1.2 herein; and

          (ii) Any other documents or instruments reasonably required from the Buyer to consummate the transactions contemplated hereby.


                                 ARTICLE VIII

                            POST-CLOSING COVENANTS
                            ----------------------

          8.1  Price Protection.
               ----------------

          (a) In the event that the Buyer sells any of the Shares within the first twelve (12) months after the Closing Date (the "First Year Period") or executes a binding contract to sell any of the Shares within the First Year Period and anytime thereafter sells such Shares pursuant to such contract, then the Buyer agrees to pay to the Sellers, as additional consideration for the Shares, an amount equal to the two-thirds of the gain realized by the Buyer upon the sale of such Shares, if any.

          (b) In the event that the Buyer sells any of the Shares during the second twelve months following the Closing Date (the "Second Year Period") or executes a binding contract to sell any Shares during the Second Year Period and anytime thereafter sells such Shares pursuant to such contract, then the Buyer agrees to pay to the Sellers, as additional consideration for the Shares, an amount equal to the one-third of the gain realized by the Buyer upon the sale of such Shares, if any.

          (c) For purposes of this section, the "gain realized by the Buyer" upon the sale of any Shares shall be the amount by which the gross proceeds received by the Buyer for such Shares exceeds the Buyer's tax basis for such Shares and all reasonable fees and expenses incurred in connection with the sale of such Shares by the Buyer, including reasonable legal or investment advisory fees and expenses or broker's commissions. Any amounts owed to the Sellers under this Section 8.1 shall be paid in full within thirty (30) days after the closing of the sale of the Shares and the receipt of payment for the Shares.

          (d) The Buyer agrees that neither he nor any entity which he controls shall initiate or engage in a "Rule 13e-3 transaction" (as such term is defined in 17 C.F.R. Section 240.13e-3) with respect to the Company's common stock within the two-year period following the Closing. Nothing herein shall restrict the ability of the Company or any of its affiliates (other than the Buyer and any other entity controlled by the Buyer) to engage in a Rule 13e-3 transaction, which is not initiated by the Buyer or any other entity which is controlled by the Buyer, or the right, duties or obligations of any directors nominated to the Company's board of directors by the Buyer to exercise their independent judgment with respect thereto.

          8.2  Indemnification. Each party agrees to indemnify and hold harmless
               ---------------
the other party from and against, and reimburse and pay to the other party the full amount of, any and all loss, damage, liability, cost, obligation or expense (including reasonable expenses and fees of counsel) incurred by the other party, resulting from or relating to: (a) a breach of any representation or warranty by the indemnifying party contained in this Agreement or in any certificate delivered in connection with this Agreement, (b) a failure by the indemnifying party to perform or comply with any covenant, agreement or obligation required by this Agreement to be performed or complied with by such party, or (c) the charge, complaint or allegation by any third party (including any governmental authority) of the existence of any liability, obligation, agreement, claim, lien, security interest, commitment, violation, or other condition or state of facts which if it existed would constitute a breach of any representation or warranty of the indemnifying party contained in this Agreement or in any certificate delivered by such party in connection with this Agreement.

                                  ARTICLE IX

                                 MISCELLANEOUS
                                 -------------

          9.1  Termination. This Agreement may be terminated (i) by the mutual
               -----------
consent of the Buyer and the Sellers; (ii) by the Buyer in the event of any of the conditions set forth in Article V hereof are not fulfilled or waived by Buyer on or before October 31, 1999; or (iii) by the Sellers in the event any of the conditions set forth in Article VI hereof are not fulfilled or waived by the Sellers on or before October 31, 1999. Upon termination in accordance with the above, this Agreement shall be null and void and neither party shall have any liability with respect thereto.

          9.2  Survival. The representations and warranties contained in this
               --------
Agreement shall survive the Closing.

          9.3  Expenses. Except as otherwise specifically provided herein, each
               --------
of the parties hereto shall pay all of its respective expenses relating hereto, including fees and disbursements of its respective counsel, accountants, investment bankers and financial advisors, whether or not the transactions hereunder are consummated.

          9.4  Confidentiality. Except as otherwise required by applicable law
               ---------------
or agreed by the parties, no party hereto shall, and each party hereto shall use all reasonable endeavors to ensure that no person under its direct or indirect control shall, disclose to any other person (other than the Company, its counsel, senior management, and board of directors, the members of the J. Walter Cameron family, the Sellers' directors and voting members, and each party's respective counsel, accountants, and advisors) information relating to this Agreement or its subject matter and shall treat as confidential all information and documents relating thereto, until such information is disclosed in the Buyer's information statement and delivered to the Company and the American Stock Exchange pursuant to the CSA or in any filings made by the Sellers with the Securities and Exchange Commission. Any press releases or other public disclosures which are made in connection with the transactions contemplated by this Agreement shall, to the extent reasonably practicable, be mutually agreed upon by the Buyer and the Sellers.

          9.5  Assignment. This Agreement and the rights, obligations and
               ----------
duties of the parties hereto shall not be assignable or otherwise transferable without the prior written consent of the other party. The Buyer may designate an entity owned and controlled by the Buyer as his nominee to take title to the Shares without the consent of the Sellers, but the Buyer shall remain liable for performance of his obligations under this Agreement.

          9.6  Fees of Legal Counsel. In the event any party to this Agreement
               ---------------------
shall employ legal counsel to protect its rights hereunder or to enforce any term or provision hereof, the party prevailing in any such action shall have the right to recover from the other party all of its reasonable attorneys' fees and expenses incurred in relation to such claims.

          9.7  Further Assurances. The parties agree that from time to time
               ------------------
hereafter, upon request, each of them will execute, acknowledge and deliver such other instruments and documents and take such further action as may be reasonably necessary to carry out the intent of this Agreement.

          9.8  Modification. No provision contained herein may be modified,
               ------------
amended or waived except by written agreement or consent signed by the party to be bound thereby.

          9.9  Binding Effect and Benefit. This Agreement shall inure to the
               --------------------------
benefit of, and shall be binding upon, the parties hereto, their heirs, executors, administrators, personal representatives, successors and permitted assigns.

          9.10 Headings and Captions. Subject headings and captions are included
               ---------------------
for convenience purposes only and shall not affect the interpretation of this Agreement.

          9.11 Notice. All notices, requests, demands and other communications
               ------
permitted or required hereunder shall be in writing, and either (i) delivered in person, (ii) sent by express mail or other overnight delivery service providing receipt of delivery, (iii) mailed by certified or registered mail, postage prepaid, return receipt requested, or (iv) sent by facsimile transmission as follows:

          If to the Sellers:

               The Harry and Jeanette Weinberg Foundation, Inc.
               Attention: Bernard Siegel, President
               7 Park Center Court
               Ownings Mills, MD 21117
               Facsimile: 410-654-4900

          With a copy to:

               Shale D. Stiller, Esq.
               Piper & Marbury

               Charles Center South
               36 South Charles Street
               Baltimore, MD 21201-3018
               Facsimile: 410-576-1688

         If to the Buyer:

               Stephen M. Case
               c/o The Steve Case Foundation
               1650 Tysons Boulevard, Suite 610
               McLean, VA 22102
               Facsimile: 703-748-6052

          With a copy to:

               Daniel H. Case
               Case Bigelow & Lombardi
               737 Bishop Street, Suite 2600
               Honolulu, Hawaii 96813
               Facsimile: 808-523-1888

     Any such notice or communication, if given or made by prepaid, registered or certified mail or by recorded express delivery, shall be deemed to have been made when actually received, but not later than three (3) business days after the same was posted or given to such express delivery service and if made properly by facsimile transmission such notice or communication shall be deemed to have been made at the time of dispatch.

          9.12 Severability. If any portion of this Agreement is held invalid,
               ------------
illegal or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions herein.

          9.13 Time for Performance. Time is of the essence in this Agreement.
               --------------------

          9.14 Waiver. No waiver of a breach or violation of any provision of
               ------
this Agreement shall operate or be construed as a waiver of any subsequent breach or limit or restrict any right or remedy otherwise available.

          9.15 Rights and Remedies Cumulative. The rights and remedies expressed
               ------------------------------
herein are cumulative and not exclusive of any rights and remedies otherwise available.

          9.16 Gender and Pronouns. Throughout this Agreement, the masculine
               -------------------
shall include the feminine and neuter and the singular shall include the plural and vice versa as the context requires.

          9.17 Entire Agreement. This document constitutes the entire agreement
               ----------------
of the parties and supersedes any and all other prior agreements, oral or written, with respect to the subject matter contained herein.

          9.18 Governing Law. This Agreement shall be subject to and governed by
               -------------
the laws of the State of Hawaii.

          9.19 Counterparts. This Agreement may be executed in two or more
               ------------
counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.20 Facsimile Signatures. This Agreement shall be binding and
               --------------------
effective upon facsimile transmission of signed counterparts of this Agreement by each party to the other. Each party shall thereafter promptly deliver physically signed original counterparts to the other party, but the Agreement containing counterparts with facsimile signatures shall remain binding and effective even if the physically signed original counterparts are not so delivered.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year aforesaid.

                                        SELLERS:

                                        THE HARRY AND JEANETTE WEINBERG
                                        FOUNDATION, INC.,
                                        a Maryland corporation


                                        By: /s/ Alvin Awaya
                                            ---------------
                                            Its Vice President


                                        300 CORPORATION,
                                        a Maryland corporation


                                        By: /s/ Alvin Awaya
                                            ---------------
                                            Its Vice President


                                        BUYER:


                                        /s/ Stephen M. Case
                                        -------------------
                                        STEPHEN M. CASE